Exhibit 99.5
     The following unaudited pro forma condensed consolidated financial statements of Michael Baker Corporation (“The Company”) include adjustments to the Company’s historical financial statements to reflect the acquisition of The LPA Group, Incorporated (“LPA”).
     The historical financial information of the Company has been derived from the historical audited and unaudited condensed consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Report on Form 10-Q for the three months ended March 31, 2010. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2009 and the three months ended March 31, 2010 were prepared as if the acquisition occurred on January 1st of each presented period. Of the total acquisition cost of approximately $1.6 million, the statements of income do not include $1.2 million that were incurred subsequent to March 31, 2010. The unaudited pro forma condensed balance sheet was prepared as if the acquisition occurred as of March 31, 2010. The pro forma adjustments are based on factually supportable available information as of the date of this filing.
     The unaudited pro forma condensed consolidated financial statements presented do not purport to represent what the results of operations or financial position of the Company would have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of the Company for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.
     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements in the Company’s 2009 Annual Report on Form 10-K and the March 31, 2010 Quarterly Report on Form 10-Q.

Michael Baker Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2010

	As		Pro forma		Pro forma
(In thousands, except share amounts)	Reported (a)	LPA (b)	Adjustments		As Adjusted

ASSETS
Current Assets
Cash and cash equivalents	$105,126	$3,976	$(55,328)	(c)	$53,774
Short term investments	2,750	—	—		2,750
Available for sale securities	12,341	—	—		12,341
Receivables, net	72,196	13,517	—		85,713
Unbilled revenues on contracts in progress	54,824	8,566	—		63,390
Prepaid expenses and other	5,947	533	—		6,480

Total current assets	253,184	26,592	(55,328)		224,448

Property, Plant and Equipment, net	13,638	4,060	41	(d)	17,739
Other Long-term Assets
Goodwill	9,626	—	43,666	(e)	53,292
Other intangible assets, net	66	—	18,700	(f)	18,766
Other long-term assets	6,180	866	(137)	(g)	6,909

Total other long-term assets	15,872	866	62,229		78,967

Total assets	$282,694	$31,518	$6,942		$321,154

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities
Accounts payable	$33,229	$6,266	$2,202	(h)	$41,697
Accrued employee compensation	19,298	3,308	—		22,606
Accrued insurance	10,512	—	—		10,512
Billings in excess of revenues on contracts in progress	17,390	3,302	—		20,692
Deferred income tax liability	3,958	3,818	—		7,776
Income taxes payable	2,780	805	—		3,585
Other accrued expenses	8,492	1,000	(460)	(i)	9,032

Total current liabilities	95,659	18,499	1,742		115,900

Long-term Liabilities
Deferred income tax liability	331	—	6,764	(j)	7,095
Other long-term liabilities	8,595	10,710	(6,193)	(k)	13,112

Total liabilities	104,585	29,209	2,313		136,107

Shareholders’ Investment
Common Stock, par value $1, authorized 44,000,000 shares, issued 9,402,835 (9,629,382 on a pro forma basis), LPA had 1,000,000 shares, authorized, 508,062 shares issued and outstanding	9,403	204	22	(l)	9,629
Additional paid-in capital	50,106	3,041	4,795	(l)	57,942
Retained earnings	123,120	17,417	(18,541)	(l)	121,996
Accumulated other comprehensive loss	(352)	—	—		(352)
Less - 495,537(a) and 296,971(b) shares of Common Stock in treasury, at cost	(4,761)	(18,353)	18,353		(4,761)

Total Michael Baker Corporation shareholders’ investment	177,516	2,309	4,629		184,454
Noncontrolling interests	593	—	—		593

Total shareholders’ investment	178,109	2,309	4,629		185,047

Total liabilities and shareholders’ investment	$282,694	$31,518	$6,942		$321,154

]

(a)	As reported by the Company in its Quarterly Report on Form 10-Q as of March 31, 2010.

(b)	Assets and liabilities of LPA as of March 31, 2010.

(c)	Estimated net cash used for the acquisition of LPA of $51,352. As the transaction was on a cash free, debt free basis, LPA’s cash was also eliminated.

(d)	The following represents the derivation of the pro forma adjustment to reflect the preliminary estimate of fair value of the acquired fixed assets:

		Estimated	Pro forma
	Book value	Fair Value	Adjustment
Property, plant and equipment	$4,060	$4,101	$41
(e) The following represents the calculation of Goodwill:
Fair value of consideration transferred at closing ($51,352 of cash and $8,062 of stock)	59,414
Working capital adjustment	1,078
Less: Net assets received	(16,826)

Total Goodwill	$43,666

(f) Other intangible assets’ preliminary estimated fair value consisted of the following:
Project backlog	$9,100
Customer contracts and related relationships	6,400
Non-competition agreements	2,800
Trademark / Trade name	400

Total Other intangible assets	$18,700

(g) This balance represents the reduction in Other Long-term Assets for the prepaid life insurance premiums of former LPA officers.
(h) Accounts payable adjustments consisted of the following:
Transaction costs not reflected in MBC’s financial statements as of March 31, 2010	$1,124
Working capital adjustment	1,078

	$2,202

(i) Other accrued expenses adjustments consisted of the following:
Elimination of LPA’s current portion of notes payable	$(1,000)
Accrual to fair value operating leases	540

	$(460)

(j)	Deferred income tax liability adjustments primarily reflect the deferred tax liability generated as a result of the acquired intangible assets, which have a tax basis of zero.

(k)	Other long-term liabilities adjustments consisted of the elimination of LPA’s long-term portion of notes payable of $5,583 and deferred compensation accrual of $610.

(l)	Shares issued in connection with the acquisition were 226,447. The fair value of the stock on the day of the sale would have equaled $8,062 using the Company’s closing price on May 3, 2010 of $35.60. Shareholders’ investment was adjusted as follows:

	Issuance	Elimination	Transaction	Pro forma
	of equity	of LPA	costs	Adjustments
Common stock	$226	$(204)	$—	$22
Additional paid-in capital	7,836	(3,041)	—	4,795
Retained earnings	—	(17,417)	(1,124)	(18,541)
Shares of Common Stock in treasury, at cost	—	18,353	—	18,353

	$8,062	$(2,309)	$(1,124)	$4,629

Michael Baker Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the three months ended March 31, 2010

	As		Pro forma		Pro forma
(In thousands, except share amounts)	Reported (a)	LPA (b)	Adjustments		As Adjusted
Revenues	$111,660	$25,380	$—		$137,040

Cost of work performed	90,141	14,516	944	(c)	105,601

Gross profit	21,519	10,864	(944)		31,439

Selling, general and administrative expenses	14,599	8,740	$(159	) (c)	23,180

Operating income	6,920	2,124	(785)		8,259

Other income/(expense):
Equity income from unconsolidated subsidiary	669	89	—		758
Interest income	74	4	(36	)(d)(e)	42
Interest expense	(8)	(43)	43	(d)	(8)
Other, net	10	—	—		10

Income before noncontrolling interests and income taxes	7,665	2,174	(778)		9,061

Less: Income attributable to noncontrolling interests	(286)	—	—		(286)

Income before income taxes	7,379	2,174	(778)		8,775
Provision for income taxes	2,766	804	(288	)(f)	3,283

Net income from continuing operations attributable to Michael Baker Corporation	4,613	1,370	(490)		5,492

(Loss)/income from discontinued operations, net of tax	(628)	—	—		(628)
Less: Net income attributable to noncontrolling interests	—	—	—		—

Net income from discontinued operations attributable to Michael Baker Corporation	(628)	—	—		(628)

Net income attributable to Michael Baker Corporation	3,985	$1,370	$(490)		4,864

Average shares outstanding
Basic	8,883,298		56,612	(g)	8,939,910	(g)
Diluted	8,948,512		226,447	(g)	9,174,959	(g)

Earnings per share (“E.P.S.”) attributable to Michael Baker Corporation
Basic E.P.S. — Continuing operations	$0.52				$0.60	(g)
Diluted E.P.S. — Continuing operations	0.52				0.60	(g)
Basic E.P.S. — Net income	0.45				0.53	(g)
Diluted E.P.S. — Net income	$0.45				$0.53	(g)

(a)	As reported by Michael Baker Corporation in its Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

(b)	Results of operations of The LPA Group, Incorporated for the three months ended March 31, 2010.

(c)	Increase/(decrease) in costs as a result of the acquisition:

	COWP	SG&A
Estimated intangible asset amortization	$989	$406
Adjustment for retention payments	90	—
Above-market rent	(135)	—
Transaction costs	—	(500)
Stock-based compensation	—	(18)
Life insurance premiums of former LPA officers	—	(47)

Net increase/(decrease) in costs	$944	$(159)

(d)	The following represents LPA balances eliminated as pro forma adjustments as the transaction was “cash free debt free”.

Interest income	$4
Interest expense	(43)

(e)	This adjustment reflects the reduction in interest earned during the quarter on the cash and cash equivalents used to finance the acquisition. The adjustment of $32 assumes an average interest rate of 0.25%.

(f)	This is the tax impact of the pro forma adjustments utilizing effective tax rate in effect as of March 31, 2010.

(g)	The E.P.S. calculations includes the additional 226,447 shares issued as part of the acquisition.

Michael Baker Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the year ended December 31, 2009

	As		Pro forma		Pro forma
(In thousands, except share amounts)	Reported (a)	LPA (b)	Adjustments		As Adjusted
Revenues	$445,177	$91,867	$—		$537,044

Cost of work performed	357,197	52,312	4,195	(c)	413,704

Gross profit	87,980	39,555	(4,195)		123,340

Selling, general and administrative expenses	57,422	35,265	772	(c)	93,459

Operating income	30,558	4,290	(4,967)		29,881

Other income/(expense):
Equity income from unconsolidated subsidiary	7,057	1,272	—		8,329
Interest income	160	33	(161	)(d)(e)	32
Interest expense	(70)	(208)	208	(d)	(70)
Other, net	257	16	—		273

Income before noncontrolling interests and income taxes	37,962	5,403	(4,920)		38,445

Less: Income attributable to noncontrolling interests	(156)	—	—		(156)

Income before income taxes	37,806	5,403	(4,920)		38,289
Provision for income taxes	13,234	2,013	(1,722	)(f)	13,525

Net income from continuing operations attributable to Michael Baker Corporation	24,572	3,390	(3,198)		24,764

Income from discontinued operations, net of tax	7,208	—	—		7,208
Loss on sale of discontinued operations, net of tax	(4,724)	—	—		(4,724)
Less: Net (income)/loss attributable to noncontrolling interests	(135)	—	—		(135)

Net income from discontinued operations attributable to Michael Baker Corporation	2,349	—	—		2,349

Net income attributable to Michael Baker Corporation	$26,921	$3,390	$(3,198)		$27,113

Average shares outstanding
Basic	8,855,313		56,612	(g)	8,911,925	(g)
Diluted	8,932,967		226,447	(g)	9,159,414	(g)

Earnings per share (“E.P.S.”) attributable to Michael Baker Corporation
Basic E.P.S. — Continuing operations	$2.77				$2.73	(g)
Diluted E.P.S. — Continuing operations	2.75				2.70	(g)
Basic E.P.S. — Net income	3.04				2.99	(g)
Diluted E.P.S. — Net income	$3.01				$2.96	(g)

(a)	As reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2009.

(b)	Results of operations of LPA for the year ended December 31, 2009.

(c)	Increase/(decrease) in costs as a result of the acquisition:

	COWP	SG&A
Intangible asset amortization	$4,375	$1,603
Adjustment for retention payments	360	—
Above-market rent	(540)	—
Stock-based compensation	—	(531)
Life insurance premiums of former LPA officers	—	(300)

Net increase in costs	$4,195	$772

(d)	The following represents LPA balances eliminated as pro forma adjustments as the transaction was “cash free debt free”.

Interest income	$33
Interest expense	(208)

(e)	This adjustment reflects the reduction in interest earned during the quarter on the cash and cash equivalents used to finance the acquisition. The adjustment of $128 assumes an average interest rate of 0.25%.

(f)	This is the tax impact of the pro forma adjustments utilizing effective tax rate in effect as of December 31, 2009.

(g)	The E.P.S. calculations include the additional 226,447 shares issued as part of the acquisition.

Note 1. Basis of Presentation
     The unaudited pro forma condensed consolidated balance sheet of Michael Baker Corporation (“The Company”) as of March 31, 2010 and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2009, and for the three months ended March 31, 2010 give effect to the acquisition of 100% of the outstanding shares of The LPA Group Incorporated, The LPA Group of North Carolina, The LPA Group, P.C., The LPA Design Group, Inc., Horizon Architects, P.C., LPACIFIC Group Incorporated, and LPA Group of Canada Inc. (collectively, “The LPA Group”) on May 3, 2010. The Company paid approximately $59.4 million at closing for The LPA Group, subject to a Net Working Capital adjustment provision. The Company paid approximately $51.4 million from existing cash and cash equivalents, and issued 226,447 shares of the Company’s common stock. The fair market value of the stock on the acquisition date approximated $8.1 million based on the closing price of $35.60 per share on May 3, 2010. The Net Working Capital adjustment was subsequently settled in June 2010 for approximately $1.1 million. Of the total purchase price, approximately $6.0 million of the Michael Baker Corporation common shares were placed in escrow at closing in order to secure potential indemnification obligations of former owners of The LPA Group to the Company for a period of 18 months subsequent to the closing.
     Founded in 1981, The LPA Group has a national reputation in the transportation consulting industry. The LPA Group provides comprehensive engineering, architectural, planning, environmental, and construction services for the development of aviation and surface transportation projects. With more than 35 offices across the U.S., The LPA Group is consistently ranked in the Top 500 Design Firms by Engineering News-Record.
     The unaudited pro forma condensed consolidated balance sheet assumes that the acquisition of The LPA Group occurred on March 31, 2010 and the unaudited pro forma condensed consolidated statements of income assume that the acquisition occurred on January 1st of each period presented. The unaudited pro forma condensed consolidated statements of income do not include the costs related to the acquisition. In the opinion of management, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the acquisition on the historical financial information of the Company. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the Company’s financial position or results of operations would have been had the acquisition been consummated on such dates or project the Company’s financial position or results of operations at or for any future date or period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the three months ended March 31, 2010, as well as the audited financial statements and related notes for The LPA Group for the year ended December 31, 2009 and the unaudited financial statements and related notes for The LPA Group for the three months ended March 31, 2010 and 2009, included as Exhibits 99.3 and 99.4 to this Form 8-K/A.
     The acquisition of the LPA Group has been accounted for as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the purchase price was allocated to The LPA Group’s underlying assets and liabilities based preliminary estimates of their fair values at the date of the acquisition. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The excess of the purchase price over the preliminary estimated fair value of the underlying assets acquired and liabilities assumed has been recorded as goodwill. Detailed information regarding the final purchase price allocation will be included in Michael Baker Corporation’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2010.

Note 2. Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments
     Pro forma adjustments are necessary to reflect the preliminary allocation of the purchase price, including adjusting assets and liabilities to their estimated fair value and recognizing intangible assets, with related changes in amortization expense, and to reflect the effects of the issuance of Michael Baker Corporation equity necessary to consummate the acquisition.
     The unaudited pro forma condensed consolidated balance sheet assumes that the stock of The LPA Group was acquired on March 31, 2010. The acquisition was transacted on a “cash-free, debt-free” basis. Consideration paid for The LPA Group is based on the existing cash on hand disbursed at closing, the estimated payable derived from the net working capital adjustment, and the market value of the 226,447 shares of Michael Baker Corporation common stock transferred as of May 3, 2010.
The estimated consideration paid for The LPA Group (in thousands):

Cash consideration paid at closing	$51,352
Fair market value of Michael Baker Corporation common shares transferred as closing	8,062
Net working capital adjustment payable	1,078

Estimated consideration paid	$60,492

The Net Working Capital adjustment for the purposes of the pro forma condensed consolidated balance sheet is based on The LPA Group’s balance sheet as of May 3, 2010. The Net Working Capital adjustment was settled in June 2010, resulting in the Net working capital payable of approximately $1,078,000 payable to the former shareholders of The LPA Group. The Net Working Capital adjustment has been included as a pro-forma adjustment in the accompanying pro-forma balance sheet.
To reflect the purchase of The LPA Group as of March 31, 2010, the same parameters of the transaction have been assumed, including the $60.5 million purchase price. The excess of the purchase price, including the Net Working Capital adjustment, over the fair value of the assets acquired and liabilities assumed have been classified as goodwill. As the Company has not yet finalized the allocation of the purchase price, these amounts are subject to adjustment.
The following table sets forth the preliminary estimates of fair values of the identifiable intangible assets acquired with the acquisition of The LPA Group on May 3, 2010 (Amounts in Thousands):

Project Backlog	$9,100
Customer contracts and related relationships	6,400
Non-Competition Agreements	2,800
Trademark / Trade name	400

Total Intangible Assets	$18,700

Estimated future amortization expense related to the identifiable intangible assets acquired:

For the nine months ending December 31, 2010	$3,719
Fiscal year 2011	6,774
Fiscal year 2012	4,661
Fiscal year 2013	1,759
Fiscal year 2014	1,787

Total	$18,700

Project backlog and customer contracts and related relationships represent the underlying relationships and agreements with The LPA Group’s existing customers. The trade name represents the value of the “LPA Group” brand. Project backlog, customer contracts and related relationships and the trade name intangible assets will be amortized on a basis approximating the economic value derived from those assets. Non-compete agreements represent the amount of lost business that could occur if certain principals and officers of The LPA Group, in the absence on non-compete agreements, were to compete with the Company. Those agreements will be amortized on a straight-line basis over the term of the agreements, which approximate 2 years. The preliminary estimates of fair values ascribed to these identifiable intangible assets are subject to change as the review and evaluation of these assets are finalized.
The adjustment to fair value The LPA Group’s various real estate operating leases based upon current market rates resulted in an adjustment of approximately $0.5 million in the accompanying pro-forma balance sheet. This amount includes adjustments related to two leases for buildings owned by the former primary owners of The LPA Group.
As this transaction was transacted on a “cash-free, debt-free” basis, The LPA Group’s cash balance of $4.0 million has been included as a pro-forma adjustment. Also, as The LPA Group was required to retire its outstanding notes payable with the National Bank of South Carolina upon close of the transaction, $1.0 million has been included as a pro-forma adjustment for the short-term portion of these notes, while $5.6 million has been included as an adjustment related to the long-term portion of these notes.
Incremental costs approximating $1.2 million were incurred in transacting this acquisition in addition to amounts already included in the financial results of the Company for the period ending March 31, 2010. These costs include amounts paid for investment banking, legal and other professional services and have been reflected as a pro-forma adjustment in the accompanying pro-forma balance sheet.
The issuance of 226,447 common shares of Michael Baker Corporation is included as pro-forma adjustments in Shareholders’ Investment, reflecting an increase of approximately $0.2 million in Common Stock and approximately $7.8 million in Additional paid-in capital. These adjustments are partially offset by the pro-forma adjustments to reflect the elimination of The LPA Group’s equity upon the purchase and consolidation with Michael Baker Corporation. The entire amount of common shares issued in conjuction with the acquisition have been included in the calculations of the pro forma diluted earnings per share for both periods presented. Only 56,612 common shares have been included in the calculations of pro forma basic earnings per share for both periods presented as the remaining 169,835 shares are being held in escrow for a period of 18 months to satisfy any potential indemnification claims.
Note 3. Unaudited Pro Forma Condensed Consolidated Statements of Income Adjustments
The unaudited pro forma condensed consolidated statements of income assume that the acquisition of The LPA Group occurred as of January 1 of each period presented. The unaudited pro-forma condensed consolidated statements of income do not include any costs related to the acquisition. In addition, the unaudited pro-forma condensed consolidated statements of income do not assume any impacts from revenue, cost or other operating synergies that are expected to result from the acquisition. Pro forma adjustments have been made to reflect amortization of the identifiable intangible assets for the related periods. Identifiable intangible assets are being amortized on a basis approximating the economic value derived from those assets.

Pro-forma adjustments to “Cost of work performed” have been made to reflect the recognition of operating lease costs at fair value and to “Selling, general and administrative expenses” to reflect the elimination of “key man” life insurance policies that The LPA Group had maintained for its former primary owners, as well as the elimination of stock-based compensation expense related to The LPA Group’s legacy equity incentive program. In addition, pro-forma adjustments have been made to reflect retention payments related to the acquisition.
     Pro-forma adjustments have also been made to reflect the elimination of interest expense related to The LPA Group’s note payable with the National Bank of South Carolina, which was retired as of the closing date. Additionally, interest income earned on the cash balances held by The LPA Group has also been eliminated as a pro-forma adjustment. An adjustment was also made to reflect a reduction in interest income earned by the Company due to the assumed disbursement of $51.4 million of cash and cash equivalents for the acquisition at the beginning of the respective periods.
     The pro forma adjustments for the income tax provisions were calculated based upon the statutory rates in effect during the respective periods for which pro forma condensed consolidated statements of income are presented. Actual amounts could vary from these pro forma estimates.